FNF Reports First Quarter 2026 Financial Results

Jacksonville, Fla. – (May 6, 2026) - Fidelity National Financial, Inc. (NYSE:FNF) (FNF or the Company), a leading provider of title insurance and transaction services to the real estate and mortgage industries and a leading provider of insurance solutions serving retail annuity and life customers and institutional clients through its majority-owned, publicly traded subsidiary F&G Annuities & Life, Inc. (NYSE:FG) (F&G), today reported financial results for the three months ended March 31, 2026.

Net earnings attributable to common shareholders for the first quarter were $243 million, or $0.90 per diluted share (per share), compared with net earnings of $83 million, or $0.30 per share, for the first quarter of 2025. Net earnings attributable to common shareholders include mark-to-market effects and non-recurring items; all of which are excluded from adjusted net earnings attributable to common shareholders.

Adjusted net earnings attributable to common shareholders (adjusted net earnings) for the first quarter were $249 million, or $0.93 per share, compared with $213 million, or $0.78 per share, for the first quarter of 2025.
•The Title Segment contributed $197 million for the first quarter, compared with $158 million for the first quarter of 2025
•The F&G Segment contributed $80 million for the first quarter, which reflects our approximately 70% ownership stake following the stock distribution at year-end, compared with $80 million for the first quarter of 2025, which reflected our approximately 84% ownership stake
•The Corporate Segment adjusted net earnings were $0 for the first quarter, before eliminating dividend income from F&G in the consolidated financial statements, compared with adjusted net earnings of $3 million for the first quarter of 2025
•FNF’s consolidated adjusted net earnings include significant income and expense items in the F&G Segment, as well as alternative investment portfolio short-term returns that differ from long-term return expectations. Please see “Segment Financial Results” for F&G, as well as the “Non-GAAP Measures and Other Information” section for further explanation

Company Highlights

•Title Segment delivered outstanding operating performance and industry leading margin: For the Title Segment, total revenue was $2.0 billion for the first quarter, compared with $1.8 billion for the first quarter of 2025. Total revenue, excluding recognized gains and losses, was $2.1 billion for the first quarter, a 14% increase over the first quarter of 2025. Our industry leading adjusted pre-tax title margin was 13.1% for the first quarter
•F&G Segment generated strong growth in assets under management before reinsurance: F&G achieved record assets under management before reinsurance of $74.5 billion at the end of the first quarter, an increase of 11% over the first quarter of 2025. F&G’s gross sales were $3.2 billion and net sales were $2.2 billion for the first quarter
•Robust return of capital to shareholders: FNF returned approximately $222 million of capital to shareholders in the first quarter through $140 million of common stock dividends and $82 million of share repurchases. FNF ended the quarter with $495 million in cash and short-term liquid investments at the holding company

William P. Foley, II, Chairman, commented, "The first quarter was an outstanding start to 2026 for our Title and F&G businesses. Our Title business delivered an industry leading adjusted pre-tax Title margin of 13.1% in the first quarter, up 140 basis points over the first quarter of 2025, reflecting continued strong performance across the business with strength in commercial, continued momentum in refinance and disciplined expense management."

Mr. Foley added, "F&G continues to provide an important complement to our Title business and remains a meaningful contributor to FNF's adjusted net earnings. F&G's operating performance from its underlying spread-based and fee-based businesses continues to be strong, and we remain confident in F&G's strategy. Together, our complementary businesses are executing well, our strong and consistent cash generation continues to support a balanced and disciplined capital allocation strategy and we are well positioned to deliver long-term shareholder value."

Summary Financial Results

(In millions, except per share data)	Three Months Ended
	March 31, 2026	March 31, 2025
Total revenue	$3,226	$2,729
F&G gross sales[1]	$3,173	$2,902
F&G net sales[1]	$2,245	$2,181
F&G assets under management (AUM)[1]	$56,436	$54,546
F&G AUM before reinsurance[1]	$74,454	$67,398
Total assets	$111,499	$98,209
Adjusted pre-tax title margin	13.1%	11.7%
Net earnings attributable to common shareholders	$243	$83
Net earnings per share attributable to common shareholders	$0.90	$0.30
Adjusted net earnings[1]	$249	$213
Adjusted net earnings per share[1]	$0.93	$0.78
Weighted average common diluted shares	269	273
Total common shares outstanding	269	275
1 See definition of non-GAAP measures below

Segment Financial Results

Title Segment
This segment consists of the operations of the Company’s title insurance underwriters and related businesses, which provide core title insurance and escrow and other title-related services including loan sub-servicing, valuations, default services and home warranty.

Mike Nolan, Chief Executive Officer, added, "Our Title business delivered outstanding results in the first quarter, generating adjusted pre-tax Title earnings of $268 million, up 27% over the first quarter of 2025, and an industry leading adjusted pre-tax Title margin of 13.1%. This performance reflects the strength of our direct commercial business, continued momentum in refinance with orders opened up more than 50% over the prior year, and our disciplined approach to expense management driving strong incremental margins. These results demonstrate that our scale, technology investments and operating model continue to support the earnings power of our business even in the current historically low transactional environment.”

Mr. Nolan added, “While we are poised to benefit from an eventual recovery in the residential housing market, we also see a second driver in our technology and AI investments. The productivity gains we have already achieved through automation and data at scale are a key reason we continue to deliver industry leading margins. We believe FNF is well positioned to benefit from advances in AI, given our scale, proprietary data, embedded workflows and financial strength, enabling us to not only remain an industry leader, but also lead innovation in a way that continues to protect our customers.”

First Quarter 2026 Highlights

•Total revenue was $2.0 billion, compared with $1.8 billion for the first quarter of 2025
•Total revenue, excluding recognized gains and losses, was $2.1 billion, a 14% increase over the first quarter of 2025
◦Direct title premiums were $583 million, a 14% increase over the first quarter of 2025
◦Agency title premiums were $788 million, a 16% increase over the first quarter of 2025
◦Commercial revenue was $338 million, a 15% increase over the first quarter of 2025
•Purchase orders opened increased 2% on a daily basis and purchase orders closed decreased 1% on a daily basis compared with the first quarter of 2025
•Refinance orders opened increased 52% on a daily basis and refinance orders closed increased 75% on a daily basis over the first quarter of 2025
•Commercial orders opened increased 5% and commercial orders closed increased 8% over the first quarter of 2025
•Total fee per file was $3,655 for the first quarter, a 3% decrease from the first quarter of 2025

First Quarter 2026 Financial Results

•Pre-tax title margin was 10.5% and industry leading adjusted pre-tax title margin was 13.1% for the first quarter, compared with 9.6% and 11.7%, respectively, for the first quarter of 2025
•Pre-tax earnings in Title for the first quarter were $211 million, compared with $171 million for the first quarter of 2025
•Adjusted pre-tax earnings in Title was $268 million for the first quarter, compared with $211 million for the first quarter of 2025

F&G Segment
This segment consists of operations of FNF’s majority-owned subsidiary F&G, a leading provider of insurance solutions serving retail annuity and life customers and funding agreement and pension risk transfer institutional clients.

Chris Blunt, F&G’s Chief Executive Officer, commented, “The first quarter was a solid start to the year, highlighted by record assets under management before reinsurance of nearly $75 billion fueled by $3.2 billion of gross sales in the quarter, including $2 billion of core sales from indexed annuities, indexed universal life and pension risk transfer, and $1.2 billion of opportunistic funding agreements and multiyear guaranteed annuities. Our high quality, diversified investment portfolio continues to perform extremely well, including our private origination portfolio, with total credit-related impairments stable and below our pricing assumptions.”

Mr. Blunt continued, “Our diversified, self-funding capital model is supported by our annual inforce capital generation and third party capital through our reinsurance sidecar and our strategic flow reinsurance partnerships. Together, these sources of capital provide financial strength and flexibility to invest for growth in our core business, while consistently returning capital to shareholders through dividends and opportunistic share repurchases. During the first quarter, we returned $67 million of capital to shareholders through dividends and share repurchases. We are executing on our strategy toward a more fee-based, higher margin and less capital intensive business model to drive long-term growth and shareholder value.”

First Quarter 2026

•AUM before flow reinsurance was $74.5 billion at the end of the first quarter, an increase of 11% over the first quarter of 2025. This included retained AUM of $56.4 billion, an increase of 3% over the first quarter of 2025
•Gross sales were $3.2 billion for the first quarter, compared with $2.9 billion for the first quarter of 2025; reflects continued strong demand for retirement savings products
•Core sales were $2.0 billion for the first quarter, compared with $1.8 billion for the first quarter of 2025; reflects higher core retail indexed annuity and indexed universal life sales and pension risk transfer sales
•Opportunistic sales were $1.2 billion for the first quarter, compared with $1.1 billion for the first quarter of 2025; reflects higher funding agreements, partially offset by lower multiyear guaranteed annuities sales. Opportunistic volumes vary quarter to quarter depending on economics and market opportunity
•Net sales were $2.2 billion for the first quarter, in-line with the first quarter of 2025; reflects flow reinsurance in line with capital targets for multiyear guaranteed annuities and fixed indexed annuities
•    F&G Segment net earnings attributable to common shareholders were $175 million for the first quarter which included favorable mark-to-market movement, compared to a net loss of $18 million for the first quarter of 2025 which included unfavorable mark-to-market movement
•    F&G Segment adjusted net earnings attributable to common shareholders were $80 million for the first quarter which reflects our approximately 70% ownership stake following the stock distribution at year-end, compared with $80 million for the first quarter of 2025, which reflected our approximately 84% ownership stake
◦    Effective January 1, 2026, our presentation of investment income from alternative investments does not include fixed income assets. Prior periods are presented on a comparable basis to reflect the new definition of investment income from alternative investments
◦    F&G Segment adjusted net earnings of $80 million for the first quarter of 2026 included $4 million, or $0.01 per share, of expense from investment and other income true-up adjustments. Investment income from alternative investments was $31 million, or $0.12 per share, below the midpoint of management’s long-term expected return of approximately 12% to 14%
◦    F&G Segment adjusted net earnings of $80 million for the first quarter of 2025 included $13 million of income from a reinsurance true-up adjustment. Investment income from alternative investments was $37 million below the midpoint of management’s long-term expected return of approximately 12% to 14%
◦    As compared with the prior year quarter and excluding the above items, adjusted net earnings reflect asset growth, growing fees from accretive flow reinsurance, steady owned distribution margin and disciplined expense management driving scale benefit
◦    Please see “Segment Financial Results” for F&G under “Non-GAAP Measures and Other Information” for further explanation

Conference Call
We will host a call with investors and analysts to discuss FNF’s first quarter of 2026 results on Thursday, May 7, 2026, beginning at 11:00 a.m. Eastern Time. A live webcast of the conference call will be available on the Events and Multimedia page of the FNF Investor Relations website at fnf.com. The conference call replay will be available via webcast through the FNF Investor Relations website at fnf.com.

About Fidelity National Financial, Inc.
Fidelity National Financial, Inc. (NYSE: FNF) is a leading provider of title insurance and transaction services to the real estate and mortgage industries. FNF is the nation’s largest title insurance company through its title insurance underwriters - Fidelity National Title, Chicago Title, Commonwealth Land Title, Alamo Title and National Title of New York - that collectively issue more title insurance policies than any other title company in the United States. More information about FNF can be found at fnf.com.

About F&G
F&G is part of the FNF family of companies. F&G is committed to helping Americans turn their aspirations into reality. F&G is a leading provider of insurance solutions serving retail annuity and life customers and institutional clients and is headquartered in Des Moines, Iowa. For more information, please visit fglife.com.

Use of Non-GAAP Financial Information
Generally Accepted Accounting Principles (GAAP) is the term used to refer to the standard framework of guidelines for financial accounting. GAAP includes the standards, conventions, and rules accountants follow in recording and summarizing transactions and in the preparation of financial statements. In addition to reporting financial results in accordance with GAAP, this earnings release includes non-GAAP financial measures, which the Company believes are useful to help investors better understand its financial performance, competitive position and prospects for the future. These non-GAAP measures include adjusted net earnings per share, adjusted pre-tax title earnings, adjusted pre-tax title earnings as a percentage of adjusted title revenue (adjusted pre-tax title margin), adjusted net earnings attributable to common shareholders (adjusted net earnings), assets under management (AUM), average assets under management (AAUM) and sales.

Management believes these non-GAAP financial measures may be useful in certain instances to provide additional meaningful comparisons between current results and results in prior operating periods. Our non-GAAP measures may not be comparable to similarly titled measures of other organizations because other organizations may not calculate such non-GAAP measures in the same manner as we do.

The presentation of this financial information is not intended to be considered in isolation of or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. By disclosing these non-GAAP financial measures, FNF believes it offers investors a greater understanding of, and an enhanced level of transparency into, the means by which the Company’s management operates the Company.

Any non-GAAP measures should be considered in context with the GAAP financial presentation and should not be considered in isolation or as a substitute for GAAP net earnings, net earnings attributable to common shareholders, net earnings per share, or any other measures derived in accordance with GAAP as measures of operating performance or liquidity. Further, FNF's non-GAAP measures may be calculated differently from similarly titled measures of other companies. Reconciliations of these non-GAAP financial measures to the most directly comparable GAAP measures are provided below.

Forward-Looking Statements and Risk Factors
This press release contains forward-looking statements that involve a number of risks and uncertainties. Statements that are not historical facts, including statements regarding our expectations, hopes, intentions or strategies regarding the future are forward-looking statements. Forward-looking statements are based on management's beliefs, as well as assumptions made by, and information currently available to, management. Because such statements are based on expectations as to future financial and operating results and are not statements of fact, actual results may differ materially from those projected. We undertake no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. The risks and uncertainties which forward-looking statements are subject to include, but are not limited to: changes in general economic, business, political crisis, war and pandemic conditions, including ongoing geopolitical conflicts; consumer spending; government spending; the volatility and strength of the capital markets; investor and consumer confidence; foreign currency exchange rates; commodity prices; inflation levels; changes in trade policy; tariffs and trade sanctions on goods; trade wars; supply chain disruptions; weakness or adverse changes in the level of real estate activity, which may be caused by, among other things, high or increasing interest rates, a limited supply of mortgage funding or a weak U.S. economy; our potential inability to find suitable acquisition candidates; our dependence on distributions from our title insurance underwriters as a main source of cash flow; significant competition that F&G and our operating subsidiaries face; compliance with extensive government regulation of our operating subsidiaries, including regulation of title insurance and services and privacy and data protection laws; systems damage, failures, interruptions, cyberattacks and intrusions, or unauthorized data disclosures; and other risks detailed in the "Statement Regarding Forward-Looking Information," "Risk Factors" and other sections of FNF's Form 10-K and other filings with the Securities and Exchange Commission.
FNF-E

SOURCE: Fidelity National Financial, Inc.; F&G Annuities & Life, Inc.

CONTACT:
Lisa Foxworthy-Parker
SVP of Investor & External Relations
Investors@fnf.com
515.330.3307

FIDELITY NATIONAL FINANCIAL, INC.
FIRST QUARTER SEGMENT INFORMATION
(In millions, except per share data)
(Unaudited)

	Consolidated	Title	F&G	Corporate and Other	Elimination
Three Months Ended
March 31, 2026
Direct title premiums	$583	$583	$—	$—	$—
Agency title premiums	788	788	—	—	—
Escrow, title related and other fees	1,111	588	496	27	—
Total title and escrow	2,482	1,959	496	27	—

Interest and investment income	822	91	723	36	(28)
Recognized gains and losses, net	(78)	(46)	(32)	—	—
Total revenue	3,226	2,004	1,187	63	(28)

Personnel costs	827	748	60	19	—
Agent commissions	608	608	—	—	—
Other operating expenses	398	340	33	25	—
Benefits & other policy reserve changes	484	—	484	—	—
Market risk benefit (gains) losses	73	—	73	—	—
Depreciation and amortization	215	35	173	7	—
Provision for title claim losses	62	62	—	—	—
Interest expense	61	—	41	20	—
Total expenses	2,728	1,793	864	71	—

Pre-tax earnings (loss)	$498	$211	$323	$(8)	$(28)

Income tax expense (benefit)	175	69	74	32	—
(Loss) earnings from equity investments	(2)	(2)	—	—	—
Non-controlling interests	78	4	74	—	—

Net earnings (loss) attributable to common shareholders	$243	$136	$175	$(40)	$(28)

EPS attributable to common shareholders - basic	$0.90

EPS attributable to common shareholders - diluted	$0.90

Weighted average shares - basic	269
Weighted average shares - diluted	269

FIDELITY NATIONAL FINANCIAL, INC.
FIRST QUARTER SEGMENT INFORMATION
(In millions, except per share data)
(Unaudited)

	Consolidated	Title	F&G	Corporate and Other	Elimination
Three Months Ended
March 31, 2026
Net earnings (loss) attributable to common shareholders	$243	$136	$175	$(40)	$(28)

Pre-tax earnings (loss)	$498	$211	$323	$(8)	$(28)

Non-GAAP Adjustments
Recognized (gains) and losses, net	(117)	46	(163)	—	—
Market related liability adjustments	(37)	—	(37)	—	—
Purchase price amortization	27	11	15	1	—
Transaction and other costs	5	—	5	—	—

Adjusted pre-tax earnings (loss)	$376	$268	$143	$(7)	$(28)

Total non-GAAP, pre-tax adjustments	$(122)	$57	$(180)	$1	$—
Income taxes on non-GAAP adjustments	34	(14)	48	—	—
Non-controlling interest on non-GAAP adjustments	37	—	37	—	—
Deferred tax asset valuation allowance	18	18	—	—	—
Tax expense related to change in FG tax basis	39	—	—	39	—
Total non-GAAP adjustments	$6	$61	$(95)	$40	$—

Adjusted net earnings (loss) attributable to common shareholders	$249	$197	$80	$—	$(28)

Adjusted EPS attributable to common shareholders - diluted	$0.93

FIDELITY NATIONAL FINANCIAL, INC.
FIRST QUARTER SEGMENT INFORMATION
(In millions, except per share data)
(Unaudited)

	Consolidated	Title	F&G	Corporate and Other	Elimination
Three Months Ended
March 31, 2025
Direct title premiums	$510	$510	$—	$—	$—
Agency title premiums	681	681	—	—	—
Escrow, title related and other fees	1,065	525	505	35	—
Total title and escrow	2,256	1,716	505	35	—

Interest and investment income	760	83	666	39	(28)
Recognized gains and losses, net	(287)	(25)	(263)	1	—
Total revenue	2,729	1,774	908	75	(28)

Personnel costs	770	672	67	31	—
Agent commissions	528	528	—	—	—
Other operating expenses	377	313	41	23	—
Benefits & other policy reserve changes	524	—	524	—	—
Market risk benefit (gains) losses	109	—	109	—	—
Depreciation and amortization	196	36	153	7	—
Provision for title claim losses	54	54	—	—	—
Interest expense	60	—	40	20	—
Total expenses	2,618	1,603	934	81	—

Pre-tax earnings (loss)	$111	$171	$(26)	$(6)	$(28)

Income tax expense (benefit)	29	42	(5)	(8)	—
Earnings from equity investments	1	1	—	—	—
Non-controlling interests	—	3	(3)	—	—

Net earnings (loss) attributable to common shareholders	$83	$127	$(18)	$2	$(28)

EPS attributable to common shareholders - basic	$0.30

EPS attributable to common shareholders - diluted	$0.30

Weighted average shares - basic	273
Weighted average shares - diluted	273

FIDELITY NATIONAL FINANCIAL, INC.
FIRST QUARTER SEGMENT INFORMATION
(In millions, except per share data)
(Unaudited)

	Consolidated	Title	F&G	Corporate and Other	Elimination
Three Months Ended
March 31, 2025
Net earnings (loss) attributable to common shareholders	$83	$127	$(18)	$2	$(28)

Pre-tax earnings (loss)	$111	$171	$(26)	$(6)	$(28)

Non-GAAP Adjustments
Recognized (gains) and losses, net	53	25	29	(1)	—
Market related liability adjustments	103	—	103	—	—
Purchase price amortization	32	15	15	2	—
Transaction costs	1	—	1	—	—
Adjusted pre-tax earnings (loss)	$300	$211	$122	$(5)	$(28)

Total non-GAAP, pre-tax adjustments	$189	$40	$148	$1	$—
Income taxes on non-GAAP adjustments	(40)	(10)	(30)	—	—
Non-controlling interest on non-GAAP adjustments	(20)	—	(20)	—	—
Deferred tax asset valuation allowance	1	1	—	—	—
Total non-GAAP adjustments	$130	$31	$98	$1	$—

Adjusted net earnings (loss) attributable to common shareholders	$213	$158	$80	$3	$(28)

Adjusted EPS attributable to common shareholders - diluted	$0.78

FIDELITY NATIONAL FINANCIAL, INC.
SUMMARY BALANCE SHEET INFORMATION
(In millions)

	March 31, 2026	December 31, 2025
	(Unaudited)	(Unaudited)
Cash and investment portfolio	$75,699	$75,831
Goodwill	5,216	5,272
Title plant	424	424
Total assets	111,499	109,014
Notes payable	4,402	4,400
Reserve for title claim losses	1,704	1,700
Secured trust deposits	802	731
Accumulated other comprehensive (loss) earnings	(1,895)	(1,678)
Non-controlling interests	1,465	1,548
Total equity and non-controlling interests	8,719	8,972
Total equity attributable to common shareholders	7,254	7,424

Non-GAAP Measures and Other Information

Title Segment

The table below reconciles pre-tax title earnings to adjusted pre-tax title earnings.

	Three Months Ended
(Dollars in millions)	March 31, 2026	March 31, 2025
Pre-tax earnings	$211	$171
Non-GAAP adjustments before taxes
Recognized (gains) and losses, net	46	25
Purchase price amortization	11	15
Total non-GAAP adjustments	57	40
Adjusted pre-tax earnings	$268	$211
Adjusted pre-tax margin	13.1%	11.7%

FIDELITY NATIONAL FINANCIAL, INC.
QUARTERLY OPERATING STATISTICS
(Unaudited)

	Q1 2026	Q4 2025	Q3 2025	Q2 2025	Q1 2025	Q4 2024	Q3 2024	Q2 2024
Quarterly Opened Orders ('000's except % data)
Total opened orders*	389	332	370	366	343	299	352	344
Total opened orders per day*	6.4	5.3	5.8	5.8	5.6	4.7	5.5	5.5
Purchase % of opened orders	67%	65%	70%	76%	75%	72%	73%	80%
Refinance % of opened orders	33%	35%	30%	24%	25%	28%	27%	20%
Total closed orders*	234	259	250	246	201	232	232	229
Total closed orders per day*	3.8	4.1	3.9	3.9	3.3	3.7	3.6	3.6
Purchase % of closed orders	63%	65%	74%	75%	75%	72%	77%	81%
Refinance % of closed orders	37%	35%	26%	25%	25%	28%	23%	19%

Commercial (millions, except orders in '000's)
Total commercial revenue	$338	$479	$389	$333	$293	$376	$290	$273
Total commercial opened orders	55.2	51.4	54.8	54.1	52.6	47.5	50.8	50.7
Total commercial closed orders	28.0	32.9	30.8	29.6	26.0	28.9	25.9	25.7

National commercial revenue	$182	$277	$209	$178	$149	$208	$151	$145
National commercial opened orders	23.7	22.5	24.3	23.7	22.7	20.7	21.9	21.4
National commercial closed orders	11.7	14.2	13.1	12.0	10.2	11.8	10.4	9.8

Total Fee Per File
Fee per file	$3,655	$4,099	$3,994	$3,894	$3,761	$3,909	$3,708	$3,759
Residential fee per file	$2,776	$2,722	$2,908	$3,001	$2,776	$2,772	$2,881	$2,995
Total commercial fee per file	$12,100	$14,600	$12,600	$11,300	$11,300	$13,000	$11,200	$10,600
National commercial fee per file	$15,500	$19,500	$16,000	$14,900	$14,600	$17,600	$14,500	$14,800

Total Staffing
Total field operations employees	10,700	10,600	10,600	10,500	10,200	10,300	10,400	10,300

Actual title claims paid ($ millions)	$57	$80	$58	$66	$65	$75	$64	$70

Title Segment (continued)

FIDELITY NATIONAL FINANCIAL, INC.
MONTHLY TITLE ORDER STATISTICS

	Direct Orders Opened *		Direct Orders Closed *
Month	/ (% Purchase)		/ (% Purchase)
January 2026	119,000	65%	67,000	63%
February 2026	124,000	65%	75,000	62%
March 2026	146,000	69%	92,000	63%

First Quarter 2026	389,000	67%	234,000	63%

	Direct Orders Opened *		Direct Orders Closed *
Month	/ (% Purchase)		/ (% Purchase)
January 2025	107,000	76%	62,000	74%
February 2025	108,000	75%	64,000	76%
March 2025	128,000	74%	75,000	75%

First Quarter 2025	343,000	75%	201,000	75%
* Includes an immaterial number of non-purchase and non-refinance orders

F&G Segment

The table below reconciles net earnings (loss) attributable to common shareholders to adjusted net earnings attributable to common shareholders. The F&G Segment is reported net of noncontrolling minority interest.

	Three Months Ended
(Dollars in millions)	March 31, 2026	March 31, 2025
Net earnings (loss) attributable to common shareholders	$175	$(18)
Non-GAAP adjustments(1):
Recognized (gains) losses, net	(163)	29
Market related liability adjustments	(37)	103
Purchase price amortization	15	15
Transaction and other costs	5	1
Income taxes on non-GAAP adjustments	48	(30)
Non-controlling interest on non-GAAP adjustments	37	(20)
Adjusted net earnings (loss) attributable to common shareholders(1)	$80	$80

Effective January 1, 2026, our presentation of investment income from alternative investments does not include fixed income assets. Prior periods are presented on a comparable basis to reflect the new definition of investment income from alternative investments.

•F&G Segment adjusted net earnings of $80 million for the first quarter of 2026 included $4 million, or $0.01 per share, of expense from investment and other income true-up adjustments. Investment income from alternative investments was $31 million, or $0.12 per share, below the midpoint of management’s long-term expected return of approximately 12% to 14%

•    F&G Segment adjusted net earnings of $80 million for the first quarter of 2025 included $13 million, or $0.05 per share, of income from a reinsurance true-up adjustment. Investment income from alternative investments was $37 million, or $0.14 per share, below the midpoint of management’s long-term expected return of approximately 12% to 14%

Footnotes:
1.Non-GAAP financial measure. See the Non-GAAP Measures section below for additional information.

F&G Segment (continued)

The table below provides a summary of sales highlights.

	Three months ended
(In millions)	March 31, 2026	March 31, 2025

Indexed annuities ("FIA/RILA")	$1,579	$1,461
Indexed universal life ("IUL")	44	43
Pension risk transfer ("PRT")	317	311
Subtotal: Core sales	1,940	1,815
Fixed rate annuities ("MYGA")	183	562
Funding agreements ("FABN/FHLB")	1,050	525
Subtotal: Opportunistic sales(2)	1,233	1,087
Gross sales(1)	3,173	2,902
Sales attributable to flow reinsurance to third parties(3)	(928)	(721)
Net sales(1)	2,245	2,181

Footnotes:
1.Non-GAAP financial measure. See the Non-GAAP Measures section below for additional information.
2.Opportunistic sales volumes fluctuate quarter to quarter depending on economics and market opportunity as we prioritize allocating capital to the highest return opportunities
3.Sales attributable to flow reinsurance to third parties includes the reinsurance sidecar

DEFINITIONS
The following represents the definitions of non-GAAP measures used by the Company.

Adjusted Net Earnings attributable to common shareholders

Adjusted net earnings attributable to common shareholders (ANE) is a non-GAAP economic measure used to evaluate financial performance each period.

ANE eliminates the impact of specific items that are not indicative of the underlying economics of our business, including certain market volatility, asymmetrical and noneconomic accounting, nonrecurring items and other income and expense adjustments. These items are volatile in our reported GAAP earnings and are not indicative of the underlying profitability drivers reflected in the design and pricing of our products and/or our investment and hedging strategy, as such items fluctuate from period to period in a manner inconsistent with these drivers.

ANE provides information to enhance an investor’s understanding of our results and underlying profitability drivers by removing the impact of short-term market volatility (i.e. recognized gains and losses, market risk benefits remeasurement gains and losses, derivative gains and losses), asymmetrical and non-economic accounting (i.e. derivatives and investment hedges that do not qualify for hedge accounting, deferred pension risk transfer deferred profit liability losses), and other adjustments.

ANE is calculated by adjusting net earnings or loss attributable to common shareholders to eliminate:
i.Recognized (gains) and losses, net: the impact of net investment gains/losses, including changes in allowance for expected credit losses and other than temporary impairment (“OTTI”) losses, recognized in operations; and the effects of changes in fair value of the reinsurance related embedded derivative and other derivatives, including interest rate swaps and forwards;
ii.Market related liability adjustments: the impacts related to changes in the fair value, including both realized and unrealized gains and losses, of index product related derivatives and embedded derivatives, net of hedging cost; the impact of initial pension risk transfer deferred profit liability losses, including amortization from previously deferred pension risk transfer deferred profit liability losses; and the changes in the fair value of market risk benefits by deferring current period changes and amortizing that amount over the life of the market risk benefit;
iii.Purchase price amortization: the impacts related to the amortization of certain intangibles (internally developed software, trademarks and value of distribution asset and the change in fair value of liabilities recognized as a result of acquisition activities);
iv.Transaction costs: the impacts related to acquisition, integration and merger related items;
v.Other and “non-recurring,” “infrequent” or “unusual items”: Other adjustments include removing any charges associated with U.S. guaranty fund assessments as these charges neither relate to the ordinary course of the Company’s business nor reflect the Company’s underlying business performance, but result from external situations not controlled by the Company. Further, Management excludes certain items determined to be “non-recurring,” “infrequent” or “unusual” from adjusted net earnings when incurred if it is determined these expenses are not a reflection of the core business and when the nature of the item is such that it is not reasonably likely to recur within two years and/or there was not a similar item in the preceding two years;
vi.Non-controlling interest on non-GAAP adjustments: the portion of the non-GAAP adjustments attributable to the equity interest of entities that FNF does not wholly own; and
vii.Income taxes: the income tax impact related to the above-mentioned adjustments is measured using an effective tax rate, as appropriate by tax jurisdiction

Recognized gains and losses are excluded from ANE as part of both adjustments (i) and (ii). As part of those two adjustments to ANE, all material recognized gains and losses are removed except for periodic settlements of interest rate swaps used to economically hedge floating rate investments.

While these adjustments are an integral part of the overall performance of FNF, market conditions and/or the non-operating nature of these items can overshadow the underlying performance of the core business. Accordingly, management considers this to be a useful measure internally and to investors and analysts in analyzing the trends of our operations. Adjusted net earnings should not be used as a substitute for net earnings (loss). However, we believe the adjustments made to net earnings (loss) in order to derive adjusted net earnings provide an understanding of our overall results of operations.

Assets Under Management (AUM)
AUM is comprised of the following components and is reported net of reinsurance assets ceded in accordance with GAAP:

i.total invested assets at amortized cost, excluding investments in unconsolidated affiliates, owned distribution and derivatives;
ii.investments in unconsolidated affiliates at carrying value;
iii.related party loans and investments;
iv.accrued investment income;
v.the net payable/receivable for the purchase/sale of investments; and
vi.cash and cash equivalents excluding derivative collateral at the end of the period.

Management considers this non-GAAP financial measure to be useful internally and to investors and analysts when assessing the size of our investment portfolio that is retained.

AUM before Flow Reinsurance

AUM before Flow Reinsurance is comprised of components consistent with AUM, but also includes flow reinsured assets.

Management considers this non-GAAP financial measure to be useful internally and to investors and analysts when assessing the size of our investment portfolio including reinsured assets.

Average Assets Under Management (AAUM)

AAUM is calculated as AUM at the beginning of the period and the end of each month in the period, divided by the total number of months in the period plus one.

Management considers this non-GAAP financial measure to be useful internally and to investors and analysts when assessing the rate of return on retained assets.

Sales

Annuity, IUL, funding agreement and non-life contingent PRT sales are not derived from any specific GAAP income statement accounts or line items and should not be viewed as a substitute for any financial measure determined in accordance with GAAP. Sales from these products are recorded as deposit liabilities (i.e., contractholder funds) within the Company's consolidated financial statements in accordance with GAAP. Life contingent PRT sales are recorded as premiums in revenues within the consolidated financial statements. Management believes that presentation of sales, as measured for management purposes, enhances the understanding of our business and helps depict longer term trends that may not be apparent in the results of operations due to the timing of sales and revenue recognition.